                                                                  Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No. 4                                   Dated: March 13, 1996

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated February 15, 1996)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $25,000,000      Trade Date: 3/13/96
Issue Price:           100%             Original Issue Date: 3/18/96
Interest Rate:         6.57%            Net Proceeds to Issuer: $24,875,000
Stated Maturity Date:  3/19/01          Agent's Discount or Commission: $125,000
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Interest Payment Dates: Semiannually on each March 15
                    and September 15 and at Maturity
                    Commencing on September 15, 1996
Day Count Convention:
       ( X )  30/360 for the period from March 18, 1996 to March 19, 2001
       (  )   Actual /360 for the period from         to
       (  )   Actual/Actual for the period from       to
Redemption:
       ( X )  The Notes cannot be redeemed prior to the Stated Maturity Date.
       (  )   The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
       ( X )  The Notes cannot be repaid prior to the Stated Maturity Date.
       (  )   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):

Currency:
         Specified Currency:
                (If other than U.S. dollars, see attached)
         Minimum Denominations:
                (Applicable only if Specified Currently is other than U.S. dollars)

Original Issue Discount:  (  ) Yes   ( X ) No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    ( X ) Book-Entry    (  ) Certificated

          X  Lehman Brothers    Citicorp Securities, Inc.   Goldman, Sachs & Co.
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   Merrill Lynch & Co.    CS First Boston     Morgan Stanley & Co. Incorporated
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